FIRST AMENDMENT TO MEMBERSHIP INTEREST PURCHASE AGREEMENT This First Amendment to the Membership Interest Purchase Agreement (the “First Amendment”) is made and entered into as of this 9th day of May 2025 (the “Effective Date”) by and among OrthoPediatrics Corp., a Delaware corporation ("Purchaser"), Kevin Unger (“Unger”) and Dinze, LLC, an Ohio limited liability company (“DINZE”). Unger and DINZE are each referred to herein as a “Seller” and collectively as the “Sellers.” All capitalized terms used but not otherwise defined herein shall have the meanings ascribed in the “Agreement” (as defined below). Recitals WHEREAS, the Purchaser and Sellers entered into a Membership Interest Purchase Agreement dated May 1, 2023 (the “Agreement”); and WHEREAS, the Purchaser and Sellers wish to amend the Agreement in order to substitute unregistered OrthoPediatrics Stock for the cash portion of the payments owed to Sellers by Purchaser on the Second, Third and Fourth Anniversary Date(s) such that the entirety of the amounts owed to Sellers by Purchaser on the Second, Third, and Fourth Anniversary Date(s) shall be payable in shares of unregistered OrthoPediatrics Stock; NOW THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows: Part I. Amendatory Provisions. 1. Section 1.2(a)(iv)-(vi) of the Agreement shall be amended by substituting the following in lieu of the like existing provision: Section 1.2 Purchase Price. (a) Price. The aggregate purchase price (the “Purchase Price”) for the Membership Interest, which has been determined based on a “debt free/cash free” basis, shall be the sum of the following and paid as described therein: * * * (iv) an aggregate Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) payable 100% in shares of unregistered OrthoPediatrics Stock within fifteen (15) days following the second anniversary of the Closing Date (the “Second Anniversary Date”), with the Pro Rata Portion being paid to each Seller on such date, provided that, in the case of Unger, he has maintained Continuous Service through such Anniversary Date; (v) an aggregate Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) payable 100% in shares of unregistered OrthoPediatrics Stock upon the third anniversary of the Closing Date (the “Third Anniversary Date”), with the Pro Rata Portion being paid to each Seller on such date, provided that, in the case of Unger, he has maintained Continuous Service through such Anniversary Date; and (vi) an aggregate Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) payable 100% in shares of unregistered OrthoPediatrics Stock upon the fourth anniversary of the Closing Date (the “Fourth Anniversary Date”), with the Pro Rata Portion being paid to each Seller on such date, provided that, in the case of Unger, he has maintained Continuous Service through such Anniversary Date. 2. Section 1.2(c) of the Agreement shall be amended by substituting the following in lieu of the like existing provision: Section 1.2 Purchase Price. (c) Determination of Shares. The number of shares of common stock of the Purchaser issued pursuant to each of clauses (iii), (iv), (v), and (vi) of Section 1.2(a) (collectively, the “Installment Stock”) shall be calculated as follows: (1) the amount of the price to be paid in shares of OrthoPediatrics Stock ($1,250,000.00 under subsection (iii) and $2,500,000.00 under subsections (iv), (v) and (vi)), divided by (2) the volume-weighted average price over the thirty (30) trading days ending on the second Business Day prior to the applicable Anniversary Date, as reported by Bloomberg, L.P. In the event the shares of OrthoPediatrics Stock (or the common stock of any successor entity subject to the applicable undertakings hereunder following a Change of Control) are no longer listed on Nasdaq or another national securities exchange, the payments to be paid through issuance of shares of common stock shall be payable only in cash. The Purchaser will cause the Pro Rata Portion of Installment Stock to be entered in each Seller’s name in the books and records of the Purchaser’s duly authorized transfer agent, as of each applicable Anniversary Date, subject to the restrictions set forth in Section 8.2. Part II. Continuing Effect. All other terms, conditions, agreements, provisions, covenants, representations, warranties and indemnities set forth in the Agreement not specifically relating to those items explicitly modified by or otherwise disclosed in this First Amendment shall remain unchanged and shall continue in full force and effect. This First Amendment shall, whenever possible, be construed in a manner consistent with the Agreement; provided, however, in the event of any irreconcilable consistency between the terms of this First Amendment and the terms of the Agreement, the terms of this First Amendment shall control. Each party hereby agrees to cooperate with requests of the other party, which the other party deems reasonable, necessary, appropriate or expedient to carry out the intents and purposes of this First Amendment. [Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Effective Date. This Amendment may be executed in counterparts and each of which when taken together shall constitute one and the same instrument. Additionally, one or more counterparts of this Amendment may be delivered via facsimile transmission or electronic mail with the intention that they shall have the same effect as an original executed Amendment. Sellers: _______________________ Kevin Unger Purchaser: OrthoPediatrics Corp. By:_______________________ Printed: Fred Hite Its: COO & CFO DINZE, LLC By:________________________ Printed:_____________________ Its:_________________________ Shani Bhavsar Owner